PRESS RELEASE		FOR IMMEDIATE RELEASE

CONTACT:	Maurice Cox 402-444-1630	NASDAQ: APRO

Jack Cassidy 212-935-8760

AMERICA FIRST APARTMENT INVESTORS, INC ANNOUNCES THE SALE OF BELVEDERE APARTMENTS IN NAPLES,
FLORIDA FOR $23.2 MILLION

Omaha, Neb., May 2, 2006 — America First Apartment Investors, Inc. (NASDAQ: APRO) (the “Company”), a multifamily real estate investment trust, today announced the execution of an agreement to sell Belvedere Apartments, a 162 unit complex located in Naples, Florida, for $23.2 million.

“We are very pleased with the agreement reached to sell this property,” stated Jack Cassidy, President and CEO of APRO. “While this property has performed well, we believe the attractive Florida real estate market and the historically high pricing levels currently being offered by condominium converters make this an opportune time to realize a substantial gain on the sale of this property, as we did last year with our St. Andrews property in Orlando, Florida.”

Mr. Cassidy added, “To the extent possible, we plan to defer the taxable gain relating to this sale through the acquisition of other apartment communities, in accordance with our disciplined approach toward property acquisitions, pursuing only acquisitions with strong growth potential consistent with our strategic plan.”

Upon closing the Company expects to recognize a gain of approximately $15 million. The Company expects the sale to close in the second quarter of 2006. The sale agreement is subject to customary closing conditions and the finalization of certain legal due diligence and documentation.

America First Apartment Investors, Inc. is an equity real estate investment trust focused on multifamily apartment properties located throughout the United States. Its portfolio currently includes 29 multifamily properties and one commercial property. America First Apartment Investors, Inc. press releases are available on the World Wide Web at www.apro-reit.com.

Information contained in this Press Release contains “forward-looking statements” relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements. Reference is hereby made to the filings of America First Apartment Investors, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.